EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Carter Validus Mission Critical REIT II, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-235469) on Form S-3 of Carter Validus Mission Critical REIT II, Inc. of our report dated March 27, 2020, with respect to the consolidated balance sheets of Carter Validus Mission Critical REIT II, Inc. as of December 31, 2019 and 2018, the related consolidated statements of comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III, which report appears in the December 31, 2019 annual report on Form 10-K of Carter Validus Mission Critical REIT II, Inc.

Our report contains an explanatory paragraph relating to the Company changing its method of accounting for leases.
Tampa, Florida
March 27, 2020